Exhibit 16.1

January 5, 2026

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the statements included under Item 4.01 in the Form 8-K, dated December 30, 2025 of Janel Corporation, and agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with any other statements of the Registrant contained therein.

Very truly yours,
/s/ Prager Metis CPAs, LLC
Basking Ridge, New Jersey